UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2018 (August 17, 2018)
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Issuer Direct Corporation
(Exact name of registrant as specified in its charter)
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Delaware	1-10185	26-1331503
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Perimeter Park, Suite D, Morrisville, North Carolina 27560
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 481-4000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2018, Issuer Direct Corporation, a Delaware corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Northland Securities, Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 806,451 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $15.50 per share. In addition, the Company granted the Underwriter a 30-day option to purchase up to an additional 120,967 shares of its Common Stock to cover over-allotments, if any. All shares of Common Stock sold in the offering are being sold by the Company. The Company expects to close the offering on or about August 21, 2018 (the “Closing Date”), subject to the satisfaction of customary closing conditions.

The Company anticipates that the aggregate gross proceeds from the Offering will be approximately $12.5 million, excluding any exercise of the Underwriter’s option to purchase additional shares of Common Stock. Pursuant to the terms of the Underwriting Agreement, on the closing date, the Company anticipates receiving net proceeds of approximately $11.6 million, after deducting the underwriting discounts and commissions and other offering expenses payable by the Company.

Following the issuance of the Shares on the Closing Date, the Company will have 3,913,223 shares of Common Stock outstanding (assuming no exercise of the Underwriter's option to purchase additional shares in full).

The Offering was conducted pursuant to a prospectus supplement dated August 17, 2018, and an accompanying base prospectus dated August 13, 2018, pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-226530).

The opinion of Quick Law Group PC regarding the validity of the Shares is filed herewith as Exhibit 5.1.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company, as well as its directors, officers and certain significant stockholders, have each agreed for a period of 90 days after the date of the final prospectus supplement filed in connection with the Offering not to sell or otherwise dispose of any of the Company’s securities held by them without first obtaining the written consent of the Underwriter.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Item 8.01. Other Events.

On August 16, 2018, the Company issued a press release announcing the Offering, and on August 17, 2018, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

1.1
Underwriting Agreement dated August 17, 2018 between Issuer Direct Corporation and Northland Securities, Inc.

5.1
Opinion of Quick Law Group PC.

23.1
Consent of Quick Law Group PC (included as part of Exhibit 5.1).

99.1
Press release issued by Issuer Direct Corporation dated August 16, 2018.

99.2
Press release issued by Issuer Direct Corporation dated August 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Issuer Direct Corporation

Date: August 17, 2018	By:	/s/ Brian R. Balbirnie
Brian R. Balbirnie
Chief Executive Officer